EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of Texas United Bancshares, Inc., on Form S-8 (File Nos. 333-100162, 333-100163, 333-124055 and 333-130574) of our reports dated March 6, 2006, on our audits of the consolidated financial statements of Texas United Bancshares, Inc., as of December 31, 2005 and 2004, and for the two years then ended, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 6, 2006, on our audit of the internal control over financial reporting of Texas United Bancshares, Inc., as of December 31, 2005, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Houston, Texas

March 14, 2006